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                                                      July 14, 1995 (Revision 3)

                             VISICOM LABORATORIES, INC.

                               1990 STOCK OPTION PLAN

     A Stock Option Plan is hereby adopted for the benefit of key employees, directors and service providers of VisiCom Laboratories, Inc. and its parent or subsidiaries, if any.

     1. PURPOSE. The purpose of the Plan is to advance the growth and prosperity of the Corporation and its shareholders by providing to key employees, directors and service providers an incentive to serve the Corporation. By encouraging and enabling such persons to become owners of capital stock of the Corporation, the Corporation seeks to attract and retain persons of training, experience and ability and to furnish additional incentives to those persons upon whose judgment, initiative and efforts the successful conduct of the Corporation's business depends. It is the intention of the Corporation that this objective will be accomplished through the granting of incentive stock options and nonqualified stock options to certain key employees, directors and service providers of the Corporation.

     2. DEFINITIONS. As used herein, the following terms shall have the corresponding meanings.

          2.1 "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.

          2.2 "Committee" shall mean the VisiCom Laboratories, Inc. Stock Option Committee, to be appointed by the Board of Directors of the Corporation. If no such Committee is appointed, the entire Board of Directors of the Corporation shall be deemed to constitute the Committee.

          2.3 "Corporation" shall mean VisiCom Laboratories, Inc. and/or its parent or subsidiaries, if any, as the context requires. The terms "parent" and "subsidiary" shall mean any existing or future corporation which would be a parent or subsidiary corporation of the Corporation, as those terms are defined in Section 425 of the Code.

          2.4 "Date of Grant" shall mean the date of grant of a Stock Option granted hereunder as set forth in the Stock Option Agreement or other agreement setting forth the terms of the award. In the event of a grant conditioned, among other


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                                                      July 14, 1995 (Revision 3)

things, upon shareholder ratification of this Plan, the date of such conditional grant shall be the Date of Grant for purposes of this Plan.

          2.5  "Employee" shall mean any common-law employee of the Corporation.

          2.6 "Fair Market Value" shall mean the fair market value of the Shares as determined by the Committee in good faith and with reference to the following factors:

               a. If the Shares of the same class are publicly traded in an active market of substantial depth, the recent market price of such securities;

               b. If the Shares of the same class have not been so publicly traded, the price at which securities of reasonably comparable corporations (if any) in the same industry are being traded, subject to appropriate adjustment for the dissimilarities between the corporations being compared; or

               c. In the absence of any reliable indicator under subsection a or subsection b above, the earnings history, book value and prospects of the Corporation in light of the market conditions generally.

          2.7 "Holder" shall mean any person entitled to exercise a Stock Option pursuant to the terms of the Plan.

          2.8 "Plan" shall mean the VisiCom Laboratories, Inc. 1990 Stock Option Plan, as herein adopted and as may be amended from time to time.

          2.9 "Purchase Price" shall mean the price paid for Shares upon the exercise of a Stock Option granted hereunder.

          2.10 "Shares" shall mean those shares of Common Stock of the Corporation which are available for issuance pursuant to the terms of the Plan.

          2.11 "Stock Option" shall mean a stock option giving a Holder the right to purchase Shares. A Stock Option may be an Incentive Stock Option or a Nonqualified Stock Option. An "Incentive Stock Option" is a Stock Option which is intended to qualify for tax treatment as an incentive stock option under
Section 422A of the Code. An Incentive Stock Option may only be granted to an Employee. A "Nonqualified Stock Option" is a Stock Option which is intended not to qualify for tax treatment as an incentive stock option under Section 422A of the Code.


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                                                      July 14, 1995 (Revision 3)

     3. TERM AND EFFECTIVE DATE OF PLAN. The plan shall be effective on the date of the approval of the Plan by the Board of Directors of the Corporation, provided that the Plan is approved by a majority of the shareholders of the Corporation within one year thereafter. Unless sooner terminated by the Committee, the term of the Plan shall be for ten (10) years from the effective date. The termination of the Plan shall not affect any rights previously granted under the Plan.

     4. SHARES OF STOCK SUBJECT TO THE PLAN. Subject to the adjustments set forth in the Plan, the Shares which may be issued pursuant to the Plan shall not exceed in the aggregate three million (3,000,000) shares of the Corporation's Common Stock, no par value. Such Shares shall be authorized and unissued shares. Any Shares subject to a Stock Option granted under this Plan which for any reason expires or is terminated unexercised shall again be subject to and be available for issuance pursuant to the terms of this Plan.

     5. ADMINISTRATION OF THE PLAN. Within the limitations described herein, the Committee shall administer the Plan, select the key employees, directors and service providers to whom Stock Options and other awards shall be granted, determine the number of Shares to be optioned and awarded in each grant, determine the method of payment (as described in Section 7.4) upon exercise of each Stock Option, determine all other terms of Stock Options and other awards granted hereunder and interpret, construe and implement the provisions of the Plan. By the adoption of this Plan, the Board of Directors of the Corporation is delegating to the Committee (if appointed) plenary authority to administer the Plan. The Committee, if appointed, shall consist of not less than three (3) or more than five (5) members, who shall serve at the pleasure of the Board of Directors of the Corporation. Vacancies on the Committee shall be filled by the Board of Directors of the Corporation. Upon its appointment and during its tenure, the Committee rather than the Board of Directors of the Corporation shall have the authority to adopt rules and regulations for carrying out the Plan and to interpret, construe and implement the provisions of the Plan. The Committee shall select one of its members as its Chair and shall hold its meetings at such times and places as it determines, or it may act by written consent or telephonic meeting. A majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present or acts reduced to and approved in writing by a majority of the members of the Committee shall be the valid acts of the Committee. All decisions and acts of the Committee shall be recorded in writing. Decisions of the Committee shall be binding on the Corporation and on all Employees.

     The following limitations shall apply if the Corporation becomes a reporting company under the Securities Exchange Act of 1934 and if such limitations are necessary in order to secure the benefits of Rule 16b-3 (or any successor rule or


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                                                      July 14, 1995 (Revision 3)

regulation) of the Securities and Exchange Commission: A member of the Committee shall not be eligible to receive any Stock Option hereunder while serving as a member of the Committee. If an officer receives a Stock Option pursuant to this Plan, the number, type and terms of the option must be approved by either: (a) a majority of the Committee, all of whose members must be "disinterested" persons; or (b) the Board of Directors of the Corporation; or (c) in the case of grants to officers who are not directors, by a committee of three (3) or more directors. If a director receives a Stock Option pursuant to this Plan, the number, type and terms of the options must be approved by either: (a) a majority of the Committee, all the members of which must be "disinterested" persons; or
(b) the Board of Directors, provided a majority of the Board of Directors are "disinterested" persons. For purposes of this Plan, "disinterested" means a person, who, at the time of such approval, is not eligible and has not at any time within one year prior thereto been eligible for selection as a person to whom stock options may be granted pursuant to this Plan or any other plan of the Corporation or any affiliate entitling participants therein to acquire stock or Stock Options of the Corporation or of any affiliate. Notwithstanding the above, the Committee, in its sole discretion, may delegate its powers hereunder to grant Stock Options and other rights to persons who are not subject to Section 16b of the Securities Exchange Act of 1934 to certain officers of the Corporation. Any such delegation shall be in writing and shall clearly describe any limitations to which such delegation of authority is subject.

     6. INDEMNIFICATION. In addition to such other rights of indemnification as they may have as directors or as members of the Committee, members of the Board of Directors of the Corporation, members of the Committee and any officers to whom authority to act for the Committee is delegated shall be indemnified by the Corporation against all reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for negligence or misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Corporation, in writing, the opportunity at its own expense to handle and defend the same.

     7. STOCK OPTIONS. The granting of a Stock Option shall be evidenced by a stock option agreement ("Stock Option Agreement") in such form and not inconsistent with this Plan, as the Committee shall approve from time to time. The terms of the


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                                                      July 14, 1995 (Revision 3)

Stock Option Agreements need not be identical for each grant. Each Stock Option Agreement shall contain in substance the following terms and conditions:

          7.1 PRICE. The Stock Option Agreement shall specify the Purchase Price per Share. The Purchase Price per Share deliverable upon the exercise of an Incentive Stock Option shall not be less than the Fair Market Value of a Share on the Date of Grant of the Incentive Stock Option. In the case of a grant of an Incentive Stock Option to an Employee who, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation, or of any parent or subsidiary corporation, the Purchase Price per Share deliverable upon the exercise of the Incentive Stock Option shall not be less than one hundred ten percent (110%) of the Fair Market Value of such Share on the Date of Grant of the Incentive Stock Option. The Purchase Price per Share deliverable upon exercise of a Nonqualified Stock Option shall be determined by the Committee.

          7.2 NUMBER OF SHARES. The Stock Option Agreement shall specify the number of Shares subject to the Option.

          7.3 EXERCISABILITY OF STOCK OPTION. A Stock Option may be exercisable, in part or in full, at any time and from time to time during an exercise period, and subject to such performance criteria, conditions and restrictions as determined by the Committee on a case by case basis for each Stock Option, and as set forth in the Stock Option Agreement. In no event shall the exercise period of any Incentive Stock Option granted hereunder exceed ten
(10) years from the Date of Grant of such Option; provided, however, that in the case of a grant of an Incentive Stock Option to an Employee, who, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting stock of the Corporation or of any parent or subsidiary corporation, such Incentive Stock Option shall not be exercisable after the expiration of five (5) years from its Date of Grant. If the exercisability of any Stock Option is subject to a vesting schedule, the Committee may accelerate the times at which such Stock Option may be exercised.

               In the event that the aggregate Fair Market Value (determined as of the Date of Grant) of stock with respect to which Incentive Stock Options are exercisable for the first time by an Employee during any calendar year (under all stock option plans of the Corporation and its parent or subsidiary corporations) exceeds $100,000, the excess shall be treated as a Nonqualified Stock Option. In the event that more than one (1) Incentive Stock Option has been granted, the excess shall be deemed attributable to the latest granted Incentive Stock Option. If a Stock Option is treated in part as an Incentive Stock Option and in part as a Nonqualified Stock Option by reason of the limitation discussed herein, separate certificates shall be issued upon exercise of the Stock Option identifying the Shares attributable to each portion of the Stock Option.


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                                                      July 14, 1995 (Revision 3)

          7.4 EXERCISE OF STOCK OPTION AND TIME AND METHOD OF PAYMENT. Each Holder exercising a Stock Option pursuant to a Stock Option Agreement as herein provided shall notify the Secretary of the Corporation (or such other officer as designated by the Committee) of the exercise thereof, in writing, and shall pay to the Corporation, in cash or by check, at the time of delivery of such notice, the total Purchase Price for the number of Shares to be purchased under the Stock Option. In the discretion of the Committee, full or partial payment of the Purchase Price may be made on a deferred basis evidenced by a fully recourse promissory note, containing such terms and subject to such security as the Committee shall determine is fair and reasonable; provided, however, that in no event shall the interest rate on any promissory note given in payment of the Purchase Price upon exercise of an Incentive Stock Option be less than the applicable federal rate, as defined in Section 1274(d) of the Code, on the date of exercise of the Incentive Stock Option (or such other rate necessary to avoid the imputation of interest under the Code). The Committee may, in its discretion, accept full or partial payment of the Purchase Price by delivery from the Holder of shares of Common Stock of the Corporation then owned by the Holder. Such shares shall be valued at their Fair Market Value on the date of exercise of the Stock Option. If payment of the Purchase Price is made by delivery of previously acquired shares of Common Stock of the Corporation, the certificate(s) representing such shares shall be duly executed in blank by the Holder or shall be accompanied by a stock power for the purpose of transferring such shares duly executed in blank by the Holder. Fractional shares of Common Stock of the Corporation shall not be accepted in payment of the Purchase Price.

               The Corporation shall issue and deliver to the Holder, as soon as practical after receipt of notice of exercise of the Stock Option together with payment of the applicable Purchase Price and compliance with all other terms and conditions of exercise as set forth in the Stock Option Agreement, a certificate or certificates in the name of the Holder for the Shares covered by the exercised portion of the Stock Option. No fractional Shares will be issued in connection with the exercise of any Stock Option granted hereunder.

          7.5 TERMINATION OF STOCK OPTIONS. Any Stock Option not exercised within the exercise period set forth in the Stock Option Agreement under which the Stock Option is granted shall automatically terminate and be canceled. If the employment or engagement of a Holder terminates within the applicable exercise period specified in the Stock Option Agreement but prior to exercise of the Stock Option, the Stock Option will terminate at the time employment or engagement is terminated. Notwithstanding the preceding sentence, a Stock Option Agreement may permit a Holder to exercise the Stock Option after termination of employment or engagement for a specified period of time, not to exceed the following applicable periods with respect to Incentive Stock Options:


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                                                      July 14, 1995 (Revision 3)

               7.5.1 Three (3) months after the date of termination of employment, if such termination is for reasons other than death or disability,

               7.5.2 (i) The expiration date of the Stock Option or (ii) the date twelve (12) months after the date of termination, whichever is later, if the termination is due to disability of the Holder, or

               7.5.3 (i) The expiration date of the Stock Option or (ii) the date twelve (12) months after the date of termination, whichever is later, if such termination was due to death of the Holder or if the Holder died within three (3) months of termination of employment.

     In each case, the Stock Option must be exercisable on the date of the Holder's termination of employment or engagement and, unless expressly stated to the contrary in the Stock Option Agreement, vesting of the Stock Option shall cease on the date of such termination. In no event other than the events described in Sections 7.5.2 and 7.5.3 above, shall the exercise of a Stock Option occur after the applicable exercise period specified in the Stock Option Agreement.

               For purposes of this Plan, a Holder is disabled if unable to engage in any substantial gainful activity with the Corporation by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than twelve (12) months. With respect to an Incentive Stock Option, employment shall be determined in accordance with the provisions of Section 1.421-7(h) of the Income Tax Regulations (or any successor regulation). If an Incentive Stock Option is assumed or if a new Incentive Stock Option is substituted for an Incentive Stock Option granted hereunder in a transaction to which Section 425(a) of the Code applies, employment by the corporation assuming the Incentive Stock Option or substituting a new Incentive Stock Option (or by a parent or subsidiary thereof) shall be considered to be employment with the Corporation.

               With respect to a Nonqualified Stock Option, the Committee shall determine when a Holder incurs a termination of employment or engagement.

     8. RECAPITALIZATION. In the event that dividends are payable in shares of Common Stock of the Corporation or in the event that there are splits, subdivisions or combinations of shares of the Common Stock of the Corporation, the number of Shares available under the Plan and under any unexercised but granted Stock Option, whether or not fully vested, shall be increased or decreased proportionately, as the case may be, without change in the aggregate Purchase Price. In addition, in the event of a


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                                                      July 14, 1995 (Revision 3)

distribution of assets to shareholders of the Corporation which significantly affects the Fair Market Value of Shares, the Purchase Price per Share shall be decreased to reflect the distribution of assets.

     9. REORGANIZATION. In the event that the Corporation and/or its shareholders enter into an agreement to dispose of all or substantially all of the assets of the Corporation or an amount of the outstanding stock of the Corporation sufficient to constitute effective control of the Corporation by means of a sale, merger, reorganization, separation, liquidation or any other transaction, the Committee shall provide each Holder with at least ten (10) days' advance written notice prior to consummation of any such pending sale, merger, reorganization, separation, liquidation or other transaction to enable the Holder to exercise any then vested Stock Option granted hereunder prior to consummation of the transaction. Upon consummation of any sale, merger, reorganization, separation, liquidation or other transaction in which the Corporation does not survive, all outstanding Stock Options granted hereunder-shall terminate and cease to be exercisable unless assumed pursuant to a written agreement by the successor corporation or parent or subsidiary thereof.

     10. RESTRICTIONS ON TRANSFER OF SHARES. Shares issued under this Plan shall be subject to a right of first refusal by the Corporation and to the other conditions and restrictions in the Shareholder Stock Transfer Restrictions Agreement. Each Holder (and the Holder's spouse if Holder is married) shall execute such Shareholder Stock Transfer Restrictions Agreement prior to the receipt of Shares hereunder. Appropriate legends evidencing such Shareholder Stock Transfer Restrictions Agreement shall be placed on Shares issued under this Plan.

     11. INVESTMENT REPRESENTATIONS. The Committee may require a Holder to whom a Stock Option is granted, as a condition of receipt and/or exercise of the Stock Option, to give written assurances in substance and form satisfactory to the Committee to the effect that Holder is acquiring the Stock Option, Shares granted hereunder, as applicable, for Holder's own account and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Committee deems necessary or appropriate in order to comply with federal and applicable state securities laws. Appropriate legends may be placed on any Shares issued under the Plan evidencing such representations.

     12. Delivery of Financial Information. Not later than one hundred twenty days after the end of each fiscal year of the Corporation, the Corporation shall deliver to each holder of Shares and/or Options complete financial statements of the Corporation


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                                                      July 14, 1995 (Revision 3)

prepared in accordance with generally accepted accounting principles and audited if available.

     13. COMPLIANCE WITH SECURITIES LAWS. Stock Options may not be granted or exercised in whole or in part if at any time the Committee determines, in its discretion, that the granting of such Stock Option or the issuance or purchase of shares requires either: (a) the listing, registration or qualification upon any securities exchange or under any state or federal law of the Shares subject to such Stock Option; or (b) the consent or approval of any government or regulatory body. Notwithstanding the foregoing provision, such Stock Option may be granted or exercised if such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. Nothing in the Plan or related Stock Option Agreements shall be deemed to require the Corporation to apply for or obtain such listing, registration or qualification.

     14. RIGHTS AS A SHAREHOLDER. A Holder shall have no rights as a shareholder of the Corporation with respect to any Shares covered by a Stock Option granted hereunder until said Holder tenders an effective and unconditional notice of exercise of the Stock Option to the Corporation, complies with all other terms and conditions of exercise and, if applicable, pays the Purchase Price. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends for which the record date is prior to the date on which the Holder tenders notice of exercise, complies with all other terms and conditions of exercise, and pays any applicable Purchase Price. The Committee shall use its best efforts to secure prompt issuance of stock certificates following full performance of exercise by any Holder.

     15. NON-ASSIGNABILITY OF OPTIONS. No Incentive Stock Option shall be assignable or transferable by the Holder except by will or by the laws of descent and distribution. During the life of the Holder, an Incentive Stock Option shall be exercisable only by the Holder or by the duly appointed legal representative of an incompetent Holder. The transferability of a Nonqualified Stock Option granted hereunder shall be set forth in the Stock Option Agreement or other Agreement evidencing the grant of the right.

     16. WITHHOLDING TAXES. The Corporation shall have the right to deduct from amounts otherwise due Holder under a Stock Option granted hereunder or from any wages or other compensation to be paid to Holder any sums required by federal, state and local tax law to be withheld with respect to the exercise of any Stock Option or with respect to the disposition of Shares issued hereunder or, in the alternative, to require the


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                                                      July 14, 1995 (Revision 3)

Holder to pay such sums to the Corporation. The Corporation may, in its discretion and upon request by Holder, withhold from the Shares to be issued to Holder under this Plan a number of Shares (based on the Fair Market Value of the Shares on the date of exercise of the Stock Option) necessary to satisfy any tax withholding requirements.

     17. AMENDMENT OF THE PLAN. The Plan may, at any time or from time to time, be terminated, modified or amended by the Committee; except that, without shareholder approval, the Committee may not increase the number of Shares which may be issued under the Plan (other than increases due to changes in capitalization), modify the requirements as to eligibility for participation in the Plan, or materially increase the benefits accruing to participants under the Plan (this last restriction shall apply only if the Corporation is a reporting company under the Securities Exchange Act of 1934 at the time of the amendment and the restriction is required by then current law). The termination, modification or amendment of the Plan shall not, without the consent of a Holder, affect the Holder's rights under any previously granted Stock Option. With the consent of each Holder affected, the Board may amend outstanding Stock Option Agreements and other agreements evidencing rights granted hereunder in a manner not inconsistent with the Plan.

     18. NO SPECIAL EMPLOYMENT RIGHTS. Nothing contained in this Plan or in any Stock Option granted hereunder shall confer upon any Holder any right with respect to continued employment or engagement with the Corporation or interfere in any way with the right of the Corporation, subject to the terms of any separate agreement with the Holder to the contrary, at any time to terminate such employment or engagement or to increase or decrease the compensation or other benefits paid to the Holder.

     19. GOVERNING LAW. This Plan and any Stock Options issued hereunder shall be governed by and construed in accordance with the laws of the State of California.

     20. FORUM. Any litigation to enforce or interpret the provisions of this Agreement or the parties' rights and liabilities arising out of this Agreement or the performance hereunder shall be maintained only in the courts in the County of San Diego, California.

                               Approved by the Shareholders on January 15, 1991.

                   First Revision Approved by the Shareholders on June 29, 1993.


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                                                      July 14, 1995 (Revision 3)


                 Second Revision Approved by the Shareholders on August 2, 1994.

                   Third Revision Approved by the Shareholders on July 14, 1995.


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